Exhibit 99.1

News Release	News Release

Magnum Hunter Resources

Announces Proposed New Credit Facilities and
Refinancing of Existing Revolving Credit Facility

HOUSTON, Texas — (Marketwire) — October 6, 2014 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today that it has initiated a process to obtain two new credit facilities and refinance its existing revolving credit facility.

The new credit facilities are expected to consist of a $50 million senior secured first lien reserve-based revolving credit facility, maturing four years after the closing date, and a $340 million senior secured second lien term loan, maturing five years after the closing date.  Proceeds from the new term loan are expected to be used to repay all outstanding borrowings under the Company’s existing revolving credit facility ($256 million as of September 30, 2014), to pay fees and expenses associated with the transactions, to fund operations in the Marcellus and Utica Shale plays of West Virginia and Ohio, and for general corporate purposes.  The Company expects that the new revolving credit facility would be available for borrowings thereunder commencing at closing.  Closing of the new credit facilities is anticipated to occur this month.

The Company expects that the new credit facilities, if consummated, will significantly enhance its current liquidity position and provide it with greater financial flexibility. The Company anticipates that the new credit facilities will initially increase its liquidity by approximately $115 million.

The proposed new credit facilities are subject to, among other things, successful syndication, negotiation, execution and delivery of definitive loan documentation and various customary closing conditions.   The terms of the new credit facilities could materially differ from those described above, and the terms of the new revolving credit facility could materially differ from those of the Company’s existing revolving credit facility. Furthermore, no assurances can be given that the new financings will be consummated.  Magnum Hunter would be the borrower under the new credit facilities, and the new credit facilities would not affect, and would be in addition to, the existing revolving credit facility of Eureka Hunter Pipeline, LLC, the Company’s majority-owned subsidiary which owns and operates the Eureka Hunter Gas Gathering System located in Ohio and West Virginia.

Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp. are acting as joint lead arrangers for the proposed new credit facilities described above.

In connection with the proposed transactions, the Company has posted an updated version of its investor presentation on its website at www.magnumhunterresources.com. Updated information includes information regarding the anticipated timing of initial production from the Company’s wells in the Marcellus and Utica Shale plays.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company. Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company. Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

832-203-4560